Exhibit 99.1

For Immediate Release

Tuesday, October 27, 2004
Contact: Martha Hill
Director of Investor Relations
703-679-4900

PEC Solutions Reports Record Third Quarter Revenue of $55.2 Million

Fully Diluted Third Quarter EPS was 15 Cents

FAIRFAX, VA (October 27, 2004) – PEC Solutions, Inc. (NASDAQ NM: PECS), a professional technology services firm specializing in high-end eGovernment solutions, today reported third quarter 2004 diluted earnings per share (EPS) of 15 cents (on 29.0 million shares) for the quarter, compared to 15 cents (on 30.0 million shares) in the comparable quarter a year ago.

Net income was $4.3 million in the third quarter of 2004, compared to $4.4 million in the third quarter 2003.  PEC also reported third quarter 2004 revenue of $55.2 million, compared to $43.3 million for the same period in 2003.

Stuart Lloyd, PEC’s Chief Financial Officer, commented, “PEC’s revenues and earnings for the third quarter were in line with our guidance for the quarter.  In addition, the results reflect our acquisition of AC Technologies, Inc. (ACT) on September 9, 2004, which contributed results for a portion of the last month of the quarter.”

Going forward, revenue is expected to be between $64 and $66 million for the fourth quarter 2004, with diluted EPS for the quarter expected to be 16 cents.  Full year 2004 revenue is expected to be between $204 and $206 million, and full year diluted EPS is expected to be 56 cents.  PEC’s guidance for the full year 2005 is for revenue to grow between 33% to 37%, resulting in revenue between $270 and $280 million.  EPS is estimated to be between 69 and 72 cents for the full year 2005.

Paul Rice, PEC’s President, commented, "PEC just completed one of the busiest Government fiscal year-end periods in our history.  We have established solid traction in a number of new project starts and through enhancements to existing activities.  In addition, both of our recent acquisitions, AC Technologies and IITC, contributed solid going-forward business with renewals in their contract base and new opportunities."

Acquisition of AC Technologies

On September 9, 2004, PEC completed the acquisition of AC Technologies, a certified Capability Maturity Model® (CMM) Level 3 software developer and network engineering services firm.  ACT’s largest client, the U.S. Postal Service, recently awarded the company tasking valued at $13.8 million for continuing the development of the PostalOne! System, and for additional support for the development and administration of USPS automation.

Business Awards

For the third quarter of 2004, PEC received aggregate funded contract awards and modifications valued at $89 million.  The awards include incremental funding across existing project activities, as well as initial funding actions for a number of new project awards.

Homeland Security – PEC received new contracts and continuation funding from various components of the Department of Homeland Security (DHS) including the Border and Transportation Security Directorate, the Coast Guard, the Transportation Security Administration, Bureaus of Citizenship and Immigration Services, the Customs and Border Patrol, and Immigration and Customs Enforcement.

DHS exercised the first option year of PEC’s US-VISIT program, where the company is providing a wide-range of program management support services.  PEC was also awarded a contract to provide program support services for DHS’s Bureau of Citizenship and Immigration Services (DHS/CIS) National Customer Service Center, as well as tasking to provide technical support services to assist with the execution of information technology programs for the Office of the Chief Information Officer of the DHS/CIS.

The company was awarded a new contract to provide development support for a module of a case tracking system for the Bureau of Immigration and Customs Enforcement. The system is a Web-based module that will support the booking and tracking of detainees while in custody, and activities associated with removal proceedings.  PEC also continues to support development of a range of intelligence, analysis, and information sharing applications for the DHS.

Criminal Justice and Intelligence – PEC’s business in law enforcement, court and judicial systems, and intelligence saw increased activity in new programs and enhanced funding.

PEC received funding to continue development of the Joint Application Booking System, a system to assist in acquiring and sharing biometric and other arrest information across components of the Department of Justice (DOJ).  PEC also received a significant new DOJ contract award to support the Executive Office for Immigration Review to provide management and development services for the eWorld project, an integrated system designed to streamline the processing of appeals of orders from immigration judges.

The company was selected to provide a public safety solution for the Norfolk Southern Railway Police, and was awarded additional funding to continue its support of the Louisville/Jefferson County Metro Government for a consolidated communications center for public safety.

PEC received a number of awards from the Drug Enforcement Administration (DEA), including contracts for continued support of its Electronic File Room operations and maintenance; its investigative management program; and its case tracking system (IMPACT), and a new contract in which PEC will support classified network operations.  PEC also received tasking to implement production operations of the DEA’s Diversion Control Public Key Infrastructure (PKI) program initiatives.

The company received awards of two 5-year Judiciary Multiple Awards Schedules from the Administrative Office of the U.S. Courts for Information Technology Technical Support, and project management planning and acquisition support, allowing PEC to continue in its position as a leading provider of technology and management services to the Federal Judiciary.

The Nuclear Regulatory Commission (NRC) awarded PEC two contracts.  PEC will develop a system to support the new SafeSource business practices that handle nuclear materials licensing, and secondly, PEC will support the upcoming Yucca Mountain licensing hearings in Las Vegas by enhancing and deploying a second Digital Data Management System to support the automation of the license hearings.

PEC was a member of Northrop Grumman’s team that competed successfully for a National Security Agency program.  PEC will assist in developing program documentation and management of core program office activities including integrated program schedules.

Defense – PEC continued to receive awards and enhanced funding for new and continuing programs in the defense sector including the Navy, Army, and Air Force.

IITC, a PEC subsidiary, will continue to support the Air Force’s network control operations center and provide administrative support for their communications switching and telemetry processing.

The Navy exercised options for PEC’s continued work on its Iran Litigation Program.  Under this program, PEC will provide research support and documentary evidence for Department of State responses to Iranian claims.  The Navy awarded PEC a contract to provide business and financial management support to the Program Executive Officer, Integrated Warfare Systems (PEO IWS), and PEC will assist the Navy PEO Ships in program planning, budget planning, and financial execution tracking for the PEO Ships staff-level business manager and chief financial officer.

PEC was also awarded a contract to provide the U.S. Army with network, technical, and customer services in support of its operations in the National Capitol Region.  The Army Medical Information Technology Center awarded PEC a contract to support the deployment of Microsoft’s Windows® Server and Exchange® Server to 50 sites worldwide.

Civilian e-Government – In the Civilian e-Government sector, PEC received a number of awards and continuations of existing contracts in support of the Department of Veterans Affairs, the National Institutes of Health, the Internal Revenue Service, Patent and Trademark Office, National Oceanic Atmosphere Administration, and the Departments of Education and Agriculture.

The Department of Education (ED) awarded PEC a contract to provide information technology acquisition and program management support for the Migrant Student Information Exchange project.  Additionally, PEC received awards to assist ED by providing support for their budget system, internet and intranet infrastructure, and information assurance activities.

The Social Security Administration issued a follow-on task to existing work to provide a consolidated authentication and access control system.

About PEC Solutions, Inc.

PEC, founded in 1985, is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance.  The company specializes in Web-Enabling Government® by providing secure, interoperable technology solutions for clients in homeland security, criminal justice and intelligence, defense, and civilian agencies within the federal government and at state and local levels.  PEC is based in Fairfax County, Virginia, with offices around the United States.  Visit the company on the Web at www.pec.com.

For more information, contact Martha Hill, PEC Director of Investor Relations, at 703-679-4900.

Carnegie Mellon® and Capability Maturity Model® are registered trademarks of the Carnegie Mellon University

Windows® Server and Exchange® Server are registered trademarks of Microsoft Corporation

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections.  PEC assumes no obligation to update the information contained in this press release.  PEC’s future results may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.  For further information about forward-looking statements and other specific risks and uncertainties, please refer to PEC's recent SEC filings, including the company's Annual Report on Form 10-K filed with the SEC on March 15, 2004, which are available on the company's website (www.pec.com).

PEC SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	As of September 30, 2004	As of December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,119	$33,401
Short-term investments	4,880	38,274
Accounts receivable, net	63,875	48,356
Other current assets	16,011	1,745
Total current assets	98,885	121,776

Property and equipment, net	26,204	26,674
Investments	24,600	37,587
Goodwill	74,400	16,932
Intangibles, net	20,790	2,849
Other assets	4,638	4,553
Total assets	$249,517	$210,371

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$14,801	$5,576
Advance payments on contracts	1,095	439
Retirement plan contribution payable	1,306	—
Accrued payroll	5,030	5,503
Accrued vacation	4,451	2,839
Other current liabilities	14,280	1,163
Total current liabilities	40,963	15,520

Long-term liabilities:
Supplemental retirement program liability	1,560	1,417
Deferred rent payable	2,111	1,790
Long-term lease obligation	23,212	23,062
Total long-term liabilities	26,883	26,269
Total liabilities	67,846	41,789

Commitments and contingencies

Stockholders’ equity:
Undesignated capital stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 27,443,938 and 27,303,041 shares issued and outstanding, respectively	275	273
Additional paid-in capital	96,668	95,219
Retained earnings	84,787	73,140
Accumulated other comprehensive loss	(59)	(50)
Total stockholders’ equity	181,671	168,582
Total liabilities and stockholders’ equity	$249,517	$210,371

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(Unaudited)
Revenues	$55,216	43,295	140,089	$131,025
Operating costs and expenses:
Direct costs	34,500	25,821	86,236	78,503
General and administrative expenses	10,798	8,758	28,783	26,992
Sales and marketing expenses	1,876	1,250	4,400	4,331
Goodwill and intangible amortization	644	213	1,160	638
Total operating costs and expenses	47,818	36,042	120,579	110,464
Operating income	7,398	7,253	19,510	20,561
Investment and other income	465	604	1,416	1,781
Interest expense	(670)	(664)	(2,006)	(1,986)
Income before income taxes	7,193	7,193	18,920	20,356
Provision for income taxes	2,852	2,751	7,252	7,786
Net income	$4,341	$4,442	$11,668	$12,570
Earnings per share:
Basic	$0.16	$0.16	$0.43	$0.46
Diluted	$0.15	$0.15	$0.40	$0.42
Weighted average shares used in computing earnings per share:
Basic	27,460	27,151	27,370	27,045
Diluted	28,998	29,978	28,996	29,811

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ending
	September 30, 2004	September 30, 2003
	(Unaudited)
Cash flows from operating activities:
Net income	$11,668	$12,570
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,038	2,096
Amortization of intangibles	1,159	638
Amortization of bond premium and discounts, net	207	164
Gain on sale of assets	(5)	—
Deferred rent payable	272	340
Deferred income taxes	594	(540)
Bad debt expense	102	15
Gain from investment in building	(722)	(708)
Non-cash charge related to building	150	172
Other	—	(3)
Changes in operating assets and liabilities:
Accounts receivable, net	2,220	3,448
Other current assets	(13,946)	1,293
Other assets	(15)	(332)
Accounts payable and accrued expenses	4,004	(789)
Advance payments on contracts	42	(599)
Retirement plan contribution payable	1,158	1,581
Accrued payroll	(2,560)	(3,481)
Accrued vacation	389	460
Other current liabilities	11,400	277
Supplemental retirement program liability	136	487
Net cash provided by operating activities	18,291	17,089
Cash flows from investing activities:
Purchases of property and equipment	(775)	(1,005)
Proceeds from sale of property and equipment	5	18
Purchases of short-term investments	(16,881)	(47,115)
Proceeds from sale of short-term investments	50,185	41,444
Purchase of business, net of cash acquired	(84,582)	—
Capitalized software	(597)	(493)
Purchases of long-term investments	(13,616)	(16,835)
Proceeds from sale of long-term investments	26,501	5,130
Distributions from building investment	664	640
Net cash used by investing activities	(39,096)	(18,216)
Cash flows from financing activities:
Proceeds from issuance of common stock	1,429	2,769
Proceeds from sale of subsidiary common stock	16,994	—
Payment of notes payable	(16,900)	—
Net cash provided by financing activities	1,523	2,769
Net increase (decrease) in cash	(19,282)	1,642
Cash and cash equivalents at beginning of period	33,401	21,176
Cash and cash equivalents at end of period	$14,119	$22,818
Income taxes paid	$8,313	$5,934
Interest paid	$2,100	$1,765
Non-cash transactions:
Common stock repurchased and retired in exchange for shares in cashless exercise of stock options	$22	$204